PHOENIX TECHNOLOGIES ADVANCES ITS PC 3.0™ VISION WITH ACQUISITION OF BEINSYNC, THE LEADER IN
WEB FILE ACCESS, P2P SYNCHRONIZATION AND SHARING

MILPITAS, Calif., March 27, 2008 – Phoenix Technologies, (Nasdaq: PTEC), the global leader in core systems firmware, today announced that it has entered into a definitive agreement to acquire BeInSync Ltd., an Israeli-based provider of an all-in-one solution that allows users to backup, synchronize, share and access their data online. The acquisition, which is anticipated to close within the next several weeks, represents yet another step by Phoenix in delivering on its PC 3.0 promise of Embedded Simplicity.

BeInSync’s technology redefines the way consumers and SMBs backup, access, share and protect documents, rich media files, and other important data. The company’s patent-pending, peer-to-peer technology allows users to seamlessly and securely access their latest files anytime and anywhere, automatically keeping files and folders ‘in sync’ and backed up across multiple computers, including home PCs, office PCs and laptops.

“This acquisition is a leap forward in our effort to redefine and significantly improve the PC experience by embedding simplicity for end users,” said Woody Hobbs, President and CEO of Phoenix Technologies. “PC 3.0 eliminates complexity and provides users with the kind of convenience they expect from their digital devices. We are bringing new benefits to the hundreds of millions of PC users globally who require built-in functionality on PCs by enabling secure and easy online access and collaboration and automated data protection to help them manage their digital lives.

“The integration of breakthrough synchronization technology from BeInSync will allow Phoenix and its customers to help end-users alleviate concerns about the loss of important files and to give them complete mobile freedom to access their data from any Internet-connected computer.”

Phoenix Technologies’ management team itself has extensive experience in synchronization technologies. Before joining Phoenix, Woody Hobbs served as President and CEO of Intellisync, a leader in wireless email and synchronization solutions, which was acquired in 2006 by Nokia.

“Given our past experience in synchronization solutions, it was fairly easy for us to identify the best possible technology existing out there that would fit in with our corporate vision and product strategy,” continued Hobbs. “We were very impressed with BeInSync’s people and their technology and we’re excited to work with them to transform data access and continuity for PC users in consumer and small business markets as well as in enterprise departments.

“End-users want to stay connected and always ‘be in sync’ with colleagues, friends, remote files and computer systems. We look forward to working with our OEM customers to make online synchronization and continuity a core part of the PC end user experience. Together, the two companies will meet a wider set of customer needs and have a significantly greater opportunity to enable PC OEMs to grow their markets.”

“We are very excited to be a part of Phoenix Technologies, the global leader in core systems firmware for PCs,” said Tal Barnoach, Founder and Chairman of BeInSync. “With this acquisition, Phoenix is extending its leadership in the PC industry to include products in its portfolio that will set the standard yet again for providing the best-in-class solutions to PC OEMs and their customers.”

Upon the closing of the acquisition, Sharon Carmel, Founder & Vice President of R&D at BeInSync, will join Phoenix as Vice President & Chief Scientist of Synchronization and Continuity Solutions and Phoenix will continue to maintain operations out of Tel Aviv, Israel. The two companies are developing integration plans that build on corporate similarities and the best business and product development practices from each company.

“Both Phoenix and BeInSync are passionate about creating and enabling great user experiences across the entire range of mobile PCs,” said Carmel. “Our combined teams will be a powerful force for innovation around emerging mobile computing platforms for delivering web-based data management and data protection solutions. PC 3.0 users will no longer be dependent on a single, stand-alone PC for access to their files and digital life. At the same time, Phoenix’s OEM customers will have new opportunities to differentiate their offerings, and provide additional value-added services as part of the PC sale.”

About Phoenix Technologies
Phoenix Technologies Ltd. (Nasdaq: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions that will help them differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products, AwardCore, SecureCore, FailSafe and HyperSpace, are revolutionizing the PC user experience by delivering unprecedented security, reliability and ease-of-use. The Company established industry leadership with its original BIOS product in 1983, has 155 technology patents and 139 pending applications, and has shipped in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com

Phoenix, Phoenix Technologies, Phoenix FailSafe, HyperSpace, HyperCore, PC 3.0 and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

Safe Harbor
The statements in this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the closing of the acquisition, the benefits of the PC 3.0 environment, the integration of BeInSync’s products and services and employees into our offerings and organization, and OEM adoption of our products and solutions. These statements involve risk and uncertainties, including: our ability to close the transaction or adverse circumstances that would prevent the consummation of the transaction; technology and business integration challenges and delays; demand for our products and solutions; the ability of our customers to introduce and market new products that incorporate our products and solutions; the product offerings of competitors, especially with respect to functionality and time-to-market; and our ability to retain key employees. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Contact
Worldwide:
Shauli Chaudhuri
VP Marketing, Phoenix Technologies
Tel. +1 408 570 1060
Email: Shauli_chaudhuri@phoenix.com